Exhibit (k)(2)

Fintan Partners, LLC
203 Redwood Shores Parkway, Suite 230
Redwood City, California 94065

Fintan Alternative Fixed Income Advisory Fund, LLC (“Advisory Fund”)
203 Redwood Shores Parkway, Suite 230
Redwood City, California 94065

Fintan Alternative Fixed Income Institutional Fund, LLC (“Institutional Fund”)
203 Redwood Shores Parkway, Suite 230
Redwood City, California 94065

Fintan Alternative Fixed Income Master Fund, LLC (“Master Fund”)
203 Redwood Shores Parkway, Suite 230
Redwood City, California 94065

Re:  Expense Limitation and Reimbursement Agreement (“Agreement”)

To whom it may concern:

Fintan Partners, LLC (the “Investment Manager”), the investment manager of each of you (each, a “Fund”), notifies each of you that it will maintain the Advisory Fund’s Capped Expenses (defined below) below 0.50% of the Advisory Fund’s Adjusted Net Asset Value (defined below) annualized (computed and applied on a monthly basis), and that it will maintain the Institutional Fund’s Capped Expenses below 0.50% of the Institutional Fund’s Adjusted Net Asset Value annualized (computed and applied on a monthly basis).  Capitalized terms that are not defined in this Agreement are as defined in the applicable prospectus or the applicable limited liability company agreement of the Advisory Fund, the Institutional Fund, or the Master Fund.

“Adjusted Net Asset Value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities, obligations and reserves of (or allocable to) the Fund, calculated before giving effect to any repurchases of Shares of the Fund, payments of any dividends or distributions, Investment Management Fee, and Investor and Administrative Services Fee (if any) as of the date as of which the calculation is made.

Each of you is part of a master-feeder fund structure, in which the Advisory Fund and the Institutional Fund are feeder funds that invest substantially all of their investable assets in the Master Fund.  If one or more other feeder funds become part of the master-feeder fund structure, the Investment Manager shall be entitled to add (or not to add) any such fund to this Agreement, and to implement such rate of Capped Expenses, as the Investment Manager determines by adding such fund’s name and rate of Capped Expenses (and any additional terms) to Schedule A, subject to such fund’s approval as evidenced by its countersigning Schedule A (each of the Advisory Fund, the Institutional Fund, the Master Fund, and any other feeder fund that is added to this Agreement from time to time, a “Fund” and, collectively, the “Funds”).  This Agreement is effective as to any Fund upon the commencement of investment operations of such Fund or such other date as may be indicated for such Fund on Schedule A.

In order to maintain a Fund’s Capped Expenses below the level specified for that Fund in this Agreement (whether at the rate set out in the first paragraph above or in Schedule A), the Investment Manager agrees to waive such portion of its compensation from the Master Fund or other Fund(s), and bear such other expenses and make such payments to any Fund(s), as it determines in its discretion.  The Master Fund is not subject to any specific level of Capped Expenses but is otherwise subject to this Agreement including the reimbursement provisions below.

“Capped Expenses” means, as to any Fund other than the Master Fund, all of the Fund’s expenses (whether incurred directly by the Fund or indirectly at the Master Fund level) and the Fund’s pro rata share of all expenses incurred by the Master Fund, but excluding (whether borne by the Fund or the Master Fund) the Investment Management Fee, the Investor and Administrative Services Fee (if any), any other investment management fee, distribution or servicing fee, fees and expenses of the Portfolio Hedge Funds or other funds or investment products in which the Master Fund invests, taxes and similar charges, interest expenses (including any interest payments, commitment fees, or other expenses related to any line of credit or similar arrangement of the Fund or the Master Fund), or other borrowing costs, any security registration costs or government fees payable by the Fund or the Master Fund, the Fund’s or Master Fund’s portfolio transaction-related expenses such as brokerage or placement agent fees, and extraordinary expenses (as determined by the Investment Manager in its sole discretion).

The Investment Manager may discontinue its obligation to waive its compensation or to bear other expenses as to any one or more Funds at any time after one year’s written notice to such Fund.

If, while the Investment Manager is the investment manager to a Fund, the estimated annualized Capped Expenses (including the Fund’s pro rata share of the Master Fund’s Capped Expenses) for a given month are less than the rate of Capped Expenses applicable to that Fund within the three year period after the Investment Manager bears the expense, the Investment Manager shall be entitled to reimbursement by such Fund (or the Master Fund, if the Investment Manager determines appropriate) of the compensation waived and other expenses borne by the Investment Manager on behalf of the Fund pursuant to this Agreement (the “Reimbursement Amount”), but only to the extent that the Fund’s estimated annualized Capped Expenses are less than, for such month, the lesser of the rate of Capped Expenses or any other relevant expense limit then in effect with respect to the Fund, and provided that such amount paid to the Investment Manager will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed. A Fund will only repay the Investment Manager if Capped Expenses remain less than 0.50% annualized and if the repayment takes place within the three year period after the Investment Manager bore the expense.

For purposes of illustration, the Investment Manager will make a good faith estimate of annualized and other multi-period expense accruals and amortizations. Because variances between actual and estimated expenses are likely to occur, reimbursement amounts and timing may be affected.

The Investment Manager further notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses of the Funds) in amounts greater than required above to the extent required by applicable law.

We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Funds on Form N-2 with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating its net asset value, and for other purposes and we expressly permit you to do so.

Fintan Partners, LLC

By:	/s/ Alexander Klikoff

Name:	Alexander Klikoff
Title:	Senior Managing Director

Agreed and Accepted:

Fintan Alternative Fixed Income Advisory Fund, LLC

By:	/s/ Josephine Cheung

Name:	Josephine Cheung
Title:	Treasurer and Secretary

Fintan Alternative Fixed Income Institutional Fund, LLC

By:	/s/ Josephine Cheung

Name:	Josephine Cheung
Title:	Treasurer and Secretary

Fintan Alternative Fixed Income Advisory Fund, LLC

By:	/s/ Josephine Cheung

Name:	Josephine Cheung
Title:	Treasurer and Secretary

Schedule A

Additional Funds

None

Effective date for additional Fund:  Not applicable.